Quest Solution Enters LOI to Merge with Canadian
Company, ViascanQData

Merger Provides Quest Solution Full North America Coverage,
Increased Market Share and Significantly Expanded Label
Business

HENDERSON, Nev., May 14, 2015 — Quest Solution, Inc., “The Company” (OTCBB: QUES), announced today that the Company has entered into a Letter of Intent (LOI) to merge with ViascanQData (“Viascan”) a leading provider of Data Collection and label-ribbon converter services and technology.

ViascanQData currently serves in excess of 4,000 enterprise customers, mainly in Canada. Unaudited financials indicate annual revenues of about CDN$28 million (approximately $24 million USD), and ViascanQData is currently on track to deliver unaudited double digit EBITDA for 2015. The Company estimates the proforma revenue for the combined entities for 2014 would have been approximately US$83 - 85 million.

The combination is expected to provide a significant discount across Quest’s robust label business through the addition of ViaScanQData’s purchasing volume. While Quest’s previous combination with BCS Solutions was 30% labels and 70% hardware, ViascanQData is approximately 55% labels and 45% hardware. ViascanQData leases a 44,000 square foot facility in Ontario and a 21,000 square foot facility in Montreal and is one of the largest suppliers of labels and ribbons along with being one of the main suppliers of data collection products and services in all of Canada.

Once the transaction is completed, Quest Solution will have a sales force in excess of 45 experienced professionals servicing three countries and strengthened operations management team. All Quest employees will look to provide the Company’s growing suite of services to all customers of Quest, BCS and ViascanQData.

“ViacanQData is an ideal and complementary addition to Quest Solution,” said Tom Miller, Chief Executive Officer of Quest Solution, Inc. “ViascanQData is a proven leader throughout Canada and will blend synergistically into our model. We expect to enjoy immediate buying power benefits (from their label expertise) and on critical supplies, an influx of managerial and sales talent, and perhaps most importantly, access to customers to whom we expect to offer additional services and solutions.”

“The fit with Quest is something we are extremely excited about,” said Gilles Gaudreault, CEO of ViascanQData.

“ViascanQdata, especially with its new manufacturing facility in Ajax, Ontario was ready to aggressively enter the American market which was part of the strategic growth plan from management. Merging with Quest is a giant leap in that direction. Quest market coverage, synergies, sales force and management philosophy was at the heart of our decision. We know that together our growth path is just at its beginning.”

Denis Kurdi, founder of ViascanQData added “I am delighted by the synergies created by this transaction. We now have the ability to offer, to our mutual customers, a more complete products offering from a single source. The ‘no borders’ approach will be a unique differentiator to grow the company.”

Viascan shareholders will receive approximately 5.2 mm restricted shares of Quest Solution’s common stock as consideration for the transaction.

The Company valuation was determined based on a CDN$13,000,000 valuation at the USD$2 price used in the combination with the company’s acquisition of BCS Solutions in November 2014.

The Company expects to close this transaction within the next 60 days.

About ViascanQData Inc.

ViascanQDdata is a Canadian leader in data collection system and identification solutions, covering the country with a coast to coast offering. Founded in 1995, the company specializes in supply chain business process technologies and automated data collection systems. ViascanQData manufactures a full range of labels and ribbons. They also distribute printers, barcode readers, traceability RFID tags and readers, mobile computers, and wireless networks. Headquartered in Montreal, Quebec has regional sales and service offices in Ajax, Montreal, Markham, Winnipeg and Vancouver.

www.viascanqdata.com

About Quest Solution, Inc.

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. In November 2014, the Company announced that Bar Code Specialties, Inc. (BCS) joined with Quest Solution, Inc. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

The recent BCS acquisition is in addition to the recently announced creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry specific technologies in an array of new verticals. The new division will focus on the acquisition of existing intangibles, which we anticipate will provide immediate value to the company.

Quest Solution Investor Relations & Financial Media:

Hayden IR

Brett Maas (646) 536-7331, brett@haydenir.com

or

Cameron Donahue (651) 653-1854, cameron@haydenir.com